FORM 4                                                --------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number       3235-0287
                                                      Expires: December 31, 2001
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                                                      hours per response.....0.5
                                                      --------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Ran                   Assaf
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   (Last)               (First)                 (Middle)

   c/o DAG Media 125-10 Queens Blvd.
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                                    (Street)

   Kew Gardens            NY                    11415
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   DAG Media, Inc. "DAGM"
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   9/01
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |X|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                    6.
                                                      4.                             5.             Owner-
                                                      Securities Acquired (A) or     Amount of      ship
                                         3.           Disposed of (D)                Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct    Nature of
                           2.            Code         ----------------------------   Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)            of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)            and 4)         (Instr.4) (Instr. 4)
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
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 Common Stock, par value
 $.001 per share           9/21/01        P               5000        A       $1.05   1,419,095      D
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

Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                             (Over)
                                                                 SEC 1474 (7-96)

----------------
(1) If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                  2.                                                                                    Deriv-    Form of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        5)       5)
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
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Member


/s/ Assaf Ran                                             10/9/01
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** Signature of Reporting Person                            Date